                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                 Franklin Electronic Publishers, Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  The annual meeting of shareholders of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the "Company"), a Pennsylvania corporation, will be held in the 11th Floor Conference Center in the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, on Wednesday, July 19, 2000, at 10:00 A.M., for the following purposes:

    (1) To elect eight directors of the Company to serve for a term of one year;

    (2) To consider and act upon a proposal to approve an increase in the number of shares with respect to which options may be granted under the Company's 1998 Stock Option Plan and certain other amendments thereto;

    (3) To ratify the appointment of auditors of the Company to serve until the next annual meeting of shareholders; and

    (4) To consider and act upon such other matters as may properly come before the meeting.

  Only shareholders of record at the close of business on June 14, 2000 are entitled to vote at the meeting.

  You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

                                          By order of the Board of Directors,

                                          GREGORY J. WINSKY,
                                          Secretary

Burlington, New Jersey
June 23, 2000

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                 July 19, 2000

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the "Company") to be used at the annual meeting of shareholders of the Company which will be held in the 11th Floor Conference Center in the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, on Wednesday, July 19, 2000 at 10:00 A.M., and at any adjournments thereof.

  Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes, but broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. The proposal to amend the Company's 1998 Stock Option Plan is the only proposal at this meeting which involves a broker "non-vote."

  The principal executive offices of the Company are located at One Franklin Plaza, Burlington, New Jersey 08016-4907. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders is June 23, 2000.

  Shareholders of record at the close of business on June 14, 2000 will be entitled to one vote for each share of common stock, no par value (the "Common Stock"), of the Company then held. There were outstanding on such date 7,913,940 shares of Common Stock.

                             ELECTION OF DIRECTORS

  Eight directors will be elected at the meeting for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

                                                                                Year
                                                                              Became a
 Name of Nominee                       Principal Occupation               Age Director
 ---------------         ------------------------------------------------ --- --------
Edward H. Cohen......... Partner, Rosenman & Colin LLP                     61   1987
Barry J. Lipsky......... President and Chief Executive Officer of the      49   1997
                         Company
Leonard M. Lodish....... Professor of Marketing, Wharton School of the     56   1987
                         University of Pennsylvania
James Meister........... Retired Executive, formerly President and Chief   58   1996
                         Executive Officer, Kings Super Markets, Inc.
Howard L. Morgan........ Vice Chairman, idealab! Corporation               54   1981
Jerry R. Schubel........ President, New England Aquarium                   64   1991
James H. Simons......... Chairman of the Board, Renaissance Technologies   62   1981
                         Corp.
William H. Turner....... Chairman of PNC Bank, New Jersey                  60   1994

  No family relationship exists between any director and executive officer of the Company.

  Mr. Cohen is, and for more than the past five years has been, a partner in the New York City law firm of Rosenman & Colin LLP. Mr. Cohen is a director of Phillips-Van Heusen Corporation, a manufacturer and marketer of apparel and footwear, Levcor International, Inc., a converter of textiles for sale to domestic apparel manufacturers, Merrimac Industries, Inc., a manufacturer of passive R.F. and microwave components for industry, government and science, and Voice Powered Technology International, Inc., an approximately 82% owned subsidiary of the Company.

  Mr. Lipsky joined the Company as Vice President in February, 1985. He was elected Executive Vice President of the Company in 1997 and President and Chief Executive Officer of the Company in May 1999. Mr. Lipsky is a director of Voice Powered Technology International, Inc.

  Dr. Lodish is the Samuel R. Harrell Professor of Marketing at the Wharton School of the University of Pennsylvania. He has been a Professor of Marketing since 1976, and was Chairman of the Marketing Department of the Wharton School from 1984 to 1988 and 1992 to 1994. He is a director of Information Resources, Inc., a marketing research and decision support systems firm, and J&J Snack Foods, Inc., a producer and marketer of specialty foods.

  Mr. Meister retired in July 1998 from his position as President and Chief Executive Officer of Kings Super Markets, Inc., a food retailer owned by Marks & Spencer p.l.c., a position which he had held for more than the prior five years. He is a director of PIC International Group, Inc., a life sciences company in the United Kingdom.

  Dr. Morgan is, and for more than the past five years has been, President of Arca Group, Inc., a consulting and investment management firm, and since January 1999 has been the Vice Chairman of idealab! Corporation, which creates and operates internet companies. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He is a director of Unitronix Corp., a software supplier, Cylink Corp., a developer of software for secure communications, Segue Software, Inc., a developer of automated software systems, Infonautics Corp., a provider of online information, MyPoints.com, Inc., a provider of web direct mail, and Tickets.com, Inc., an online reseller of event tickets.

  Dr. Schubel became President and Chief Executive Officer of New England Aquarium in 1994. From 1974 to 1994, Dr. Schubel was the Director of the Marine Sciences Research Center of the State University of New York at Stonybrook, New York.

  Dr. Simons has been Chairman of the Board and President of Renaissance Technologies Corp. since 1982. He became Chairman of the Board of the Company in 1997. Dr. Simons is a director of Cylink Corp. and Segue Software, Inc.

  Mr. Turner became Chairman of PNC Bank, New Jersey in September, 1999, having served as President since August 1997. Prior to that, he had served as President and Co-Chief Executive Officer of the Company from October 1, 1996. Prior to joining the Company, he was Vice Chairman of Chase Manhattan Bank. For more than the prior thirty years, Mr. Turner held a variety of positions at Chemical Banking Corporation prior to its merger with Chase Manhattan Bank. Mr. Turner is a director of Standard Motor Products, Inc., a manufacturer of automotive replacement products, Volt Information Services, Inc., a provider of varied equipment and services to the telecommunications and print media industries, and New Jersey Resources Corporation, a provider of energy services.

  The Board of Directors of the Company has two standing committees: an Audit Committee, consisting of Dr. Simons and Messrs. Turner and Cohen, and a Stock Option and Compensation Committee (the "Compensation Committee"), consisting of Drs. Simons and Morgan. The Audit Committee is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors and reviewing the results of the audit with the officers of the Company and its auditors. The Audit Committee held three meetings during the fiscal year ended March 31, 2000. The Compensation Committee is charged with administering the Company's 1998 Stock Option Plan (the "Option Plan"), and fixing the compensation, including salaries and bonuses, of all officers of the Company. The Compensation Committee held two meeting during the fiscal year ended March 31, 2000.

  During the fiscal year ended March 31, 2000, there were four regularly scheduled meetings of the Board of Directors and one special meeting. Each of the directors attended at least 75 percent of the aggregate number of meetings of the Board and of any Committees of the Board on which he serves, except Dr. Schubel, who attended 40 percent of such meetings.

  The Company will consider for election to the Board of Directors a nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupation and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to the Secretary of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Common Stock as of May 31, 2000 by (i) all those known by the Company to be the beneficial owners of more than five percent of the Common Stock,
(ii) all directors and nominees for director, (iii) each executive officer of the Company named in the Summary Compensation Table on page 5 hereof (other than Mr. Cross for whom such information is unavailable) and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

                                                          Amount
                                                       Beneficially Percent of
Name of Beneficial Owner                                  Owned       Class
------------------------                               ------------ ----------
Bermuda Trust Company Ltd., Trustee(1)................  1,684,640      21.6%
Dimensional Fund Advisors(2) .........................    491,200       5.4%
Barry J. Lipsky.......................................    134,478       1.5%
Gregory J. Winsky(3)..................................    112,536       1.2%
Howard L. Morgan(4)...................................     72,250         *
James H. Simons(5)....................................     64,164         *
Edward H. Cohen.......................................     43,045         *
Jerry R. Schubel......................................     42,772         *
William H. Turner.....................................     39,500         *
Toni M. Tracy.........................................     34,922         *
Robert L. Garthwaite..................................     33,120         *
Leonard M. Lodish.....................................     33,000         *
James Meister.........................................     18,000         *
Arnold D. Levitt......................................     12,500         *
All executive officers and directors as a group (12
 persons).............................................                  6.9%

--------
 * less than 1%

(1) Held by Bermuda Trust Company Ltd. as trustee of a trust of which James H. Simons and members of his immediate family are beneficiaries. The address of Bermuda Trust Company Ltd. is Front Street, Hamilton, Bermuda.
(2) Information as to shares of Common Stock owned by Dimensional Fund Advisors is as of December 31, 1999 as set forth in a Schedule 13G dated February 4, 2000 and filed with the Securities and Exchange Commission.
(3) Includes 1,600 shares in trust for the benefit of Mr. Winsky's children.
(4) Includes 5,250 shares held for the benefit of Dr. Morgan's children.
(5) Includes 16,954 shares held by or for the benefit of members of Dr. Simons' immediate family, 9,198 shares held by a fund in which Dr. Simons has indirect shared power to vote and dispose of the shares, and 53 shares held by Renaissance Ventures Ltd., of which Dr. Simons is the chairman and sole shareholder.

  The foregoing table also includes shares which the following directors have the right to acquire within sixty days upon the exercise of options: Dr. Simons, 37,959 shares; Mr. Lipsky, 105,156 shares; Dr. Morgan, 33,000 shares; Mr. Cohen, 37,959 shares; Dr. Schubel, 27,959 shares; Mr. Turner, 16,500 shares; Dr. Lodish, 23,000 shares; and Mr. Meister, 12,000 shares. The foregoing table also includes 276,382 shares which all executive officers who are not directors, as a group, have the right to acquire within sixty days upon the exercise of options.

  Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 and on representations from its executive officers and directors and persons who beneficially own more than 10 percent of the Common Stock, all filing requirements of Section 16(a) of the Securities Exchange Act of 1934 were complied with in a timely manner during the fiscal year ended March 31, 2000.

                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

  The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to each person who served as the Company's chief executive officer during the last fiscal year and its four most highly compensated executive officers, other than the chief executive officers (together, the "Named Executive Officers"), who were serving as executive officers of the Company or one of its subsidiaries or divisions during and at the end of the Company's last fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years:

                                                            Long-Term
                                                           Compensation
                                  Annual Compensation         Awards
                              ----------------------------  Securities
                                              Other Annual  Underlying   All Other
Name and Principal            Salary   Bonus  Compensation   Options    Compensation
Position                 Year    $       $         $            #            $
------------------       ---- ------- ------- ------------ ------------ ------------
Barry J. Lipsky(1)...... 2000 320,173       0         0      150,000       83,630(4)
 President and Chief     1999 204,327       0         0       25,000            0
 Executive Officer       1998 180,000  74,225         0       35,000            0

H. Andrew Cross(2)...... 2000  36,961       0         0            0      200,000
 President and Chief     1999 288,000 225,000         0      305,000            0
 Executive Officer

Gregory J. Winsky....... 2000 210,385       0         0       75,000       37,948(4)
 Executive Vice          1999 185,000       0         0       12,500            0
 President               1998 177,000  72,513         0       35,000            0

Arnold D. Levitt(3)..... 2000 131,846       0    78,000       50,000            0
 Senior Vice President

Toni M. Tracy........... 2000 182,650       0         0       15,000       26,254(4)
 Senior Vice President   1999 179,904  34,800         0       13,000            0
                         1998 131,500  45,328         0        9,000            0

Robert L. Garthwaite.... 2000 153,000       0         0       10,000        4,533(4)
 Vice President          1999 126,169  14,700         0        7,000            0
                         1998 105,000   8,798         0        8,000            0

--------
(1) Mr. Lipsky was named Interim President and Chief Operating Officer of the Company in April 1999 and was named President and Chief Executive Officer in July 1999.
(2) Mr. Cross served as the Company's President and Chief Executive Officer from April 1998 until he left the Company on April 19, 1999. Severance payments made to Mr. Cross during the 2000 fiscal year are set forth under "All Other Compensation."
(3) Mr. Levitt served as Interim Chief Financial Officer of the Company and was paid as a consultant by the Company from May 5, 1999 until August 31, 1999. Consulting fees paid to Mr. Levitt are set forth under "Other Annual Compensation." Mr. Levitt was elected Senior Vice President and Chief Financial Officer on September 1, 1999 and was paid as an employee thereafter.
(4) During the fiscal year ended March 31, 2000, the Company modified its employee vacation policy to discontinue the practice of rolling forward previously unused, accrued vacation time from year to year. In December 1999, the Company offered all employees an option to be compensated for such vacation pay in cash over four quarters and/or in shares of Common Stock. The amounts shown under "All Other Compensation" represent the dollar value of Common Stock or cash received by each Named Executive Officer in connection with such unused, accrued vacation time.

  No other annual compensation, other compensation, stock appreciation rights, long-term restricted stock awards or long-term incentive plan payouts (as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Option Plan granted to the Named Executive Officers during the fiscal year ended March 31, 2000. Options with respect to one-fourth of the shares become exercisable on each of the first, second, third and fourth anniversaries of the date of grant.

                                     Individual Grants                  Potential
                         -----------------------------------------  Realizable Value
                                    Percent of                      at Assumed Annual
                         Number of    Total                          Rates of Stock
                         Securities  Options                       Price Appreciation
                         Underlying Granted to                       for Option Term
                          Options   Employees  Exercise            -------------------
                          Granted   in Fiscal   Price   Expiration    5%       10%
   Name                      #         Year      $/sh      Date       $         $
   ----                  ---------- ---------- -------- ---------- -------- ----------
Barry J. Lipsky.........  150,000      19.6%     5.75     5/5/09    542,422  1,374,603
H. Andrew Cross.........        0       --        --         --         --         --
Gregory J. Winsky.......   75,000       9.8%     4.00    7/28/09     66,501    283,592
Arnold D. Levitt........   50,000       6.5%     4.00    7/28/09     44,334    189,061
Toni M. Tracy...........   15,000       2.0%     4.00    7/28/09     13,300     56,718
Robert L. Garthwaite....   10,000       1.3%     4.00    7/28/09      8,867     37,812


                      AGGREGATED OPTION EXERCISES IN THE
                             LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

  The following table sets forth information regarding unexercised stock options held by the Named Executive Officers as of March 31, 2000 and regarding stock options that were exercised by the Named Executive Officers during the fiscal year ended March 31, 2000.

                                                    Number of Securities
                                                         Underlying      Value of Unexercised
                           Shares                   Unexercised Options  In-the-Money Options
                         Acquired On                 at Fiscal Year End   at Fiscal Year End
                          Exercise   Value Realized   (#) Exercisable/   ($)(1) Exercisable/
   Name                      (#)          ($)          Unexercisable        Unexercisable
   ----                  ----------- -------------- -------------------- --------------------
Barry J. Lipsky.........        0             0        59,574/236,240         0/187,500
H. Andrew Cross.........   35,000        59,063         68,500/68,500               0/0
Gregory J. Winsky.......        0             0        69,174/163,340         0/225,000
Arnold D. Levitt........        0             0              0/50,000         0/150,000
Toni M. Tracy...........        0             0         25,600/48,100          0/45,000
Robert L. Garthwaite....        0             0         27,450/52,953          0/30,000

--------
(1) Fair market value of securities underlying the option minus the exercise of the options at fiscal year end.

                           COMPENSATION OF DIRECTORS

  Currently, each director of the Company who is not an employee of the Company or any of its subsidiaries receives, for his services as a director of the Company, an annual grant (in January) of options under the Option Plan to purchase 3,000 shares of Common Stock. If the amendments to the Option Plan referred to herein are approved by the Company's shareholders, each director of the Company who is not an employee of the Company or any of its subsidiaries, will receive, for his services as a director of the Company, (i) a non-discretionary annual grant of options under the Option Plan to purchase the number of shares of Common Stock equal to the greater of (x) 3,000 or (y) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on the date of grant and (ii) a non-discretionary grant on July 19, 2000 of an option to purchase shares of Common Stock equal to the difference, if positive, between (A) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on July 19, 2000 and (B) 3,000 (the number of shares of Common Stock with respect to which such director was granted options on January 3, 2000). No cash payment is made to any non-employee director of the Company for service as a director nor do directors receive any fees from the Company for attending meetings of the Board of Directors.

                     EMPLOYMENT CONTRACTS, TERMINATION OF
                       EMPLOYMENT AND CHANGE-IN-CONTROL
                                 ARRANGEMENTS

  The Company has instituted a severance policy for each of its executive officers who has served as such for at least one year, which includes Ms. Tracy and Messrs. Lipsky and Winsky, that provides for, inter alia, salary continuation payments based on the number of years of service performed by each executive officer on termination of employment by the Company without cause and the acceleration of the vesting of stock options in certain instances on termination of employment or in connection with certain changes in control of the Company. The Company has an agreement with Mr. Levitt that provides for the payment of salary, rent reimbursement and continuation of medical coverage upon the termination of Mr. Levitt's employment.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The members of the Compensation Committee for the fiscal year ended March 31, 2000 were Howard Morgan and James Simons.

  Dr. Morgan provided consulting services to the Company during the entire fiscal year ended March 31, 2000 and may continue to provide such services to the Company in the current fiscal year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The responsibilities of the Compensation Committee include administering the Option Plan and fixing the compensation, including salaries and bonuses, of all officers of the Company.

 Overall Policy

  The Compensation Committee has structured the Company's compensation program
(i) to compensate its executive officers on an annual basis with a cash salary at a sufficient level to retain and motivate these officers, (ii) to link a portion of executive compensation to the Company's performance by means of annual bonuses, and (iii) to link a portion of executive compensation to appreciation of the Company's stock price by means of stock options. The objectives of this strategy are to attract and retain effective and highly qualified executives, to motivate executives to achieve the goals inherent in the Company's business strategy, and to link executive and shareholder interest through stock options.

 Base Salaries

  Annual base salaries for the officers are determined by evaluating the performance of the individuals and their contributions to the performance of the Company and are based on the recommendation of the chief executive officer. Financial results, as well as non-financial measures such as the magnitude of responsibility of the position, individual experience, and the Compensation Committee's knowledge of compensation practices for comparable positions at other companies are considered.

  In establishing Mr. Lipsky's annual base salary of $330,000 for the fiscal year ending March 31, 2001, the Compensation Committee took into account the base salaries for presidents at companies of comparable size and complexity, both public and private, known to members of the Compensation Committee and Mr. Lipsky's future anticipated contributions to the Company.

 Bonus Plan

  The Company's bonus plan has been used to provide incentives for the Company's executives and employees by tying profitability to an annual cash bonus distribution. The Company's bonus plan is intended to focus the executives' attention on short-term or annual business results and to award a bonus to certain employees each year based on their contributions to the profits of the Company. Prior to the 1999 fiscal year, participants in the bonus plan and their level of participation were determined by the Compensation Committee. For the 1999 fiscal year, the Compensation Committee approved a new bonus plan that provided for bonuses to be paid to certain employees at the end of the fiscal year that were based upon a percentage of the respective salaries of the employees and the achievement of certain revenue, profitability, and other goals by the Company and the achievement of certain goals by the respective employees. Given the Company's results of operations in the 1999 fiscal year, the Company did not establish a formal bonus plan for the 2000 fiscal year.

  For the 2001 fiscal year, the Company will reward performance by executives, including the Named Executive Officers, by payment of an annual cash bonus. The Company will pay bonuses from one of two incentive pools, one of which will fund bonuses for the Named Executive Officers and the other of which will fund bonuses for other executives. The Compensation Committee will approve performance targets for the Company's profitability for the year. The size of each incentive pool will be determined by a formula that will take into account the degree to which the Company meets or exceeds those performance targets. For the Named Executive Officers, the Compensation Committee will specify, at the same time as it sets the performance targets for the year, the percentage of the incentive pool that may be paid to each individual. At the end of the fiscal year, the Compensation Committee will review the Company's recommendations as to bonuses for all other executives and determine the amount of bonuses payable to the executives, taking into account the Company's and the individuals' performances during the fiscal year.

 Long-Term Incentives

  Under the Option Plan, stock options are granted to executives and key employees of the Company. Stock options are designed to focus the executives' attention on stock values and to align the interests of executives with those of the shareholders. Stock options are customarily granted at prices equal to the fair market value at the date of grant, are not exercisable until the first anniversary of the date of grant and do not become fully exercisable until the fourth anniversary of the date of grant. The options generally remain exercisable during employment until the tenth anniversary of the date of grant. This approach provides an incentive to executives to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

                            Compensation Committee

                               Howard L. Morgan
                                James H. Simons

                               PERFORMANCE GRAPH

  The following performance graph is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative return of the Russell 3000 companies, and a line of business index comprised of the Russell 3000 Publishing companies for the five fiscal years ended March 31, 2000.

                           [PROXY PERFORMANCE GRAPH]
FRANKLIN ELECTRONIC PUBLISHERS
PROXY PERFORMANCE GRAPH INDICATORS
RUSSELL 3000 ALL COMPANIES


                                                                     FOR THE
                               FOR THE FISCAL YEARS ENDED          FISCAL YEAR
                               --------------------------            ENDING
                      3/31/95  3/31/96  3/31/97  3/31/98  3/31/99     2000
                      -------  -------  -------  -------  -------  -----------
RUSSELL 3000
 ALL COMPANIES        100.000  132.231  154.106  227.579  255.930    240.539

RUSSELL 3000
 PUBLISHING - MISC.   100.000  112.094  119.919  166.950  198.248    226.708

FRANKLIN ELECTRONIC
 PUBLISHERS           100.000   87.556   41.778   40.444   21.333     24.889

RAW CODES              28.125   24.625   11.750   11.375    6.00       7.00

NET INCREASE
 (DECREASE)                    (12.444) (58.222) (59.556) (78.667)   (75.111)

                               100.000  100.000  100.000  100.000    100.000

Value of $100.00 Invested over five years:

     Franklin Electronic Publishers Incorporated Common Stock.......... $ 24.88
     Russell 3000 companies............................................ $240.54
     Russell 3000 Publishing companies................................. $226.71

                 AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN

  The Company currently has in effect the Option Plan, which was adopted as of May 1, 1998. The Option Plan currently authorizes the Company to grant options to purchase an aggregate of 750,000 shares of Common

Stock. The Option Plan has no shares remaining available for grant. The Compensation Committee recommended to the Board, which approved, subject to approval by the holders of a majority of the shares of Common Stock at the meeting, an increase in the number of shares of Common Stock with respect to which options may be granted under the Option Plan from 750,000 to 1,500,000 shares.

  Currently, each director of the Company who is not an employee of the Company or any of its subsidiaries receives, for his services as a director of the Company, an annual grant of options under the Option Plan to purchase 3,000 shares of Common Stock. The Board unanimously approved and recommended that the shareholders approve amendments to the Option Plan to (i) change the number of shares subject to options granted to the Company's non-employee directors from the non-discretionary annual grant of options for 3,000 shares to a formula-based number equal to the greater of (x) 3,000 or (y) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on the date of grant, commencing on January 1, 2001, and (ii) provide for the grant, on July 19, 2000, to each non-employee director of an option to purchase shares of Common Stock equal to the difference, if positive, between
(A) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on July 19, 2000 and (B) 3,000 (the number of shares of Common Stock with respect to which such director was granted options on January 3,
2000).

  The Board of Directors recommends a vote FOR the foregoing amendments to the Option Plan.

  If the proposed amendments to the Option Plan are not approved, the Option Plan will continue to remain in effect in its present form but because no shares remain available for grant, new options cannot be granted under the Option Plan unless options are forfeited or otherwise expire prior to exercise.

Nature and Purpose of the 1998 Option Plan

  The purpose of the 1998 Option Plan is to induce certain individuals to remain in the employ or service of the Company and its subsidiaries, to attract new employees, consultants and directors and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors believes that the Option Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

Duration and Modification

  The Option Plan will terminate not later than April 30, 2008. The Board of Directors may at any time terminate the Option Plan or make such modifications to the Option Plan as it may deem advisable. However, the Board may not, without approval by the shareholders of the Company, increase the number of shares of Common Stock as to which options which are intended to be incentive stock options may be granted under the Option Plan, or change the class of persons eligible to receive options which are intended to be incentive stock options in the Option Plan.

Administration

  The Option Plan is administered by the Compensation Committee. The Compensation Committee consists of two members of the Board of Directors. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of, the Board. The present members of the Compensation Committee are Drs. Simons and Morgan. The Compensation Committee has discretion to determine the participants under the Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option will be an incentive stock option, a non-incentive stock option or a combination thereof. The members of the Compensation Committee do not receive additional compensation for serving on the Compensation Committee.

Eligibility and Extent of Participation

  The Option Plan provides for discretionary grants of options to participants. As of March 31, 2000, approximately 75 persons were eligible to receive options pursuant to the Option Plan. No single participant may receive options under the Option Plan in any one fiscal year of the Company to purchase more than 100,000 shares of Common Stock. Currently, directors who are not also employees of the Company or any of its subsidiaries receive an annual grant (in January) of options to purchase 3,000 shares under the Option Plan at the fair market value of a share of Common Stock on the date of grant. If the amendments to the Option Plan referred to herein are approved by the Company's shareholders, each director of the Company who is not an employee of the Company or any of its subsidiaries, will receive, for his services as a director of the Company, (i) a non-discretionary annual grant of options under the Option Plan to purchase the number of shares of Common Stock equal to the greater of (x) 3,000 or (y) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on the date of grant and (ii) a non-discretionary grant on July 19, 2000 of an option to purchase shares of Common Stock equal to the difference, if positive, between (A) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on July 19, 2000 and (B) 3,000 (the number of shares of Common Stock with respect to which such director was granted options on January 3, 2000). Directors who are not also employees of the Company and who are not members of the Compensation Committee also may receive discretionary grants of options under the Option Plan.

Exercise of Options

  Unless otherwise provided by the Compensation Committee at the time an option is granted, and other than in the case of the grants of options to non-employee directors, an option will be exercisable one-fourth on the first anniversary of the date of grant, one-half on the second anniversary of the date of grant, three-quarters on the third anniversary of the date of grant and in full on the fourth anniversary of the date of grant. An option granted to a non-employee director will be exercisable in full six months after the date of grant.

  An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares specified. The exercise price of an option may be paid in cash or in shares of Common Stock. The initial per share exercise price for an incentive stock option may not be less than the fair market value thereof on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. The initial per share exercise price for a non-incentive stock option may not be less than 75% of the fair market value thereof on the date of grant. No non-incentive stock option may be granted to any person who is or may reasonably become a "covered employee" under Section 162(m) of the Code, at a price below fair market value on the date of grant. The initial per share exercise price for the options granted to non-employee directors is the fair market value of the Common Stock on the date of grant.

  No option granted pursuant to the Option Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of all classes of stock of the Company at such time may not be exercised more than five years after the date of grant. No participant may be granted incentive stock options which are exercisable for the first time in any one calendar year with respect to Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. Except as permitted by the Committee, no option granted under the Plan is transferable by the optionee other than by death. With the prior approval of the Committee, and subject to such limits as may be set by the Committee, an option which is a non-incentive stock option may be transferred for no consideration to or for the benefit of the optionee's immediate family (as defined in the Plan), a trust for the exclusive benefit of the optionee and his or her immediate family or to a partnership or limited partnership company for one or more members of the optionee and his or her immediate family.

  In the event that an optionee leaves the employ or service or ceases to serve as a director of the Company or its subsidiaries by reason of death, retirement on or after his or her 65th birthday or permanent disability, each option granted to him or her shall become immediately exercisable in full, provided such option is exercised before the earlier of six months from the date of such death, retirement or permanent disability or the date of termination specified in such option.

  In the event that an optionee leaves the employ or service or ceases to serve as a director of the Company or its subsidiaries for any reason other than death, retirement on or after is or her 65th birthday or permanent disability, each option granted to him or her shall, to the extent exercisable on the date of his or her termination, terminate on the earlier to occur of 90 days of such optionee's termination and the date of termination specified in such option.

  The number of shares available for grant under the Option Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Committee, in the event of any other change affecting the number or kind of the Company's outstanding Common Stock. In the event of the dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, each outstanding but unexercised option will terminate.

Federal Income Tax Consequences of Issuance and Exercise of Options

  The following discussion of the Federal income tax consequences of the granting and exercise of options under the Option Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

 Non-Incentive Stock Options:

  No income will be recognized by an optionee at the time a non-incentive stock option is granted.

  Ordinary (compensation) income will be recognized by an optionee at the time a non-incentive stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. In the case of an optionee who is an employee of the Company or its subsidiaries, this ordinary income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

  Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option. The holding period will be measured from the date of exercise.

  If an optionee makes payment of the exercise price by delivering shares of Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received.

  The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

 Incentive Stock Options:

  In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company. However, for purposes of the alternative minimum tax, the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price will be considered as part of the optionee's income.

  The sale of the shares of Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive-stock option, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

  If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of this ordinary income.

  If an optionee makes payment of the exercise price by delivering shares of Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

                             SELECTION OF AUDITORS

  The Audit Committee has recommended to the Board of Directors, and the Board of Directors has selected, Radin, Glass & Co., LLP, independent auditors, as auditors of the Company for the fiscal year ending March 31, 2001. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to select other auditors for the fiscal year ending March 31, 2001.

  It is expected that representatives of Radin, Glass & Co., LLP will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

  The Board of Directors recommends a vote FOR ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the appointment of the auditors unless otherwise specified in the proxy.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The law firm of Rosenman & Colin LLP, of which Mr. Cohen is a partner, was engaged as the Company's general outside counsel in the fiscal year ended March 31, 2000 and will continue to be so engaged for the fiscal year ending March 31, 2001.

  Dr. Morgan provided consulting services to the Company during the entire fiscal year ended March 31, 2000 and may continue to provide such services to the Company in the current fiscal year.

                                 MISCELLANEOUS

  Any proposal of an eligible shareholder intended to be presented at the next annual meeting of shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than April 1, 2001. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such Meeting unless notice of the matter is received by the Company on or prior to May 30, 2001 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied. Shareholder proposals should be directed to the Secretary of the Company at the address set forth below.

  The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

  The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals.

  Copies of the 2000 Annual Report to Shareholders, which includes the Company's Annual Report to the Securities and Exchange Commission (Form 10-K), are being mailed to shareholders simultaneously with this Proxy Statement.

                                          By order of the Board of Directors,

                                          GREGORY J. WINSKY
                                          Secretary

One Franklin Plaza
Burlington, New Jersey 08016-4907
June 23, 2000

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 19, 2000

          This Proxy Is Solicited On Behalf of the Board of Directors


          The undersigned hereby appoints JAMES H. SIMONS and GREGORY J. WINSKY, or either of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders (including all adjournments thereof) of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be held on Wednesday, July 19, 2000 at 10:00 A.M. at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.  ELECTION OF DIRECTORS

             _____FOR all nominees    ____ WITHHOLD AUTHORITY
                                             to vote for all nominees


          Edward H. Cohen, Barry J. Lipsky, Leonard M. Lodish, James Meister, Howard L. Morgan, Jerry R. Schubel, James H. Simons and William H. Turner.

          Shareholders may withhold authority to vote for any nominee(s) by writing the name of that nominee in the space provided below.



2. APPROVAL of an increase in the number of shares with respect to which options may be granted under the Company's 1998 Stock Option Plan and certain other amendments thereto.

       ___ FOR    ___ AGAINST    ___ ABSTAIN
3. APPROVAL of the appointment of auditors as set forth in the accompanying Proxy Statement.

       ___ FOR    ___ AGAINST    ___ ABSTAIN

4. The proxy is authorized to transact such other business as may properly come before the meeting.

          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR items 1, 2 and 3 in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.

                                                    Dated: _______________, 2000


                                                    ___________________________
                                                            Print Name


                                                    ___________________________
                                                            Signature

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

               PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.